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                                                                    Exhibit 2.2
                          NEW MEXICO POTASH CORPORATION
                                EDDY POTASH, INC.



                                                       August 16, 1996



Mississippi Chemical Corporation
Mississippi Acquisition I, Inc.
Mississippi Acquisition II, Inc.
Post Office Box 388
Yazoo City, Mississippi  39134-0388

         Re: Amendment to Asset Purchase Agreement, dated as of May 21, 1996 (the "Purchase Agreement"), among Mississippi Chemical Corporation, Mississippi Acquisition I, Inc., Mississippi Acquisition II, Inc., Eddy Potash, Inc. and New Mexico Potash Corporation

Gentlemen:

         Reference is made to Sections 4.1(f) and 7.1(g) of the Purchase Agreement. Terms defined in the Purchase Agreement are used herein as defined therein.

         By signing below, please confirm our agreement as follows:

         1. With respect to consents and/or approvals of the New Mexico State Land Office, Sections 4.1(f) and 7.1(g) will be deemed satisfied by the letter, dated August 15, 1996, from the New Mexico State Land Office attached hereto as Exhibit A.

         2. Notwithstanding that the items listed on Exhibit B hereto (the "Existing Arrangements") were identified on Schedule 4.1(f) to the Purchase Agreement as "Required Consents," such consents are not necessary and obtaining these consents will not be a condition to Closing because the Designated Buyers are entering into newly negotiated alternate arrangements with the third parties to the Existing Arrangements (the "Alternate Arrangements"). Your signature below will also confirm that (i) Designated Buyers' entry into these Alternate Arrangements will not create any liabilities to Sellers as a result of the concomitant termination of the Existing Arrangements, and (ii) that no liabilities will accrue to Sellers under the Existing Arrangements for periods after the Closing Date.

         3. If the Closing occurs on August 16, 1996, it will be deemed to have occurred as of 7:00 A.M. Carlsbad, New Mexico time on that date.

         4. Effective as of the date hereof, Section 9.2 of the Purchase Agreement is hereby
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amended to read in its entirety as follows:

         "9.2 Seller's Indemnification. Subject to the limitations and restrictions contained elsewhere in this Article 9, each Seller hereby agrees (severally and not jointly) to indemnify, defend and hold the Applicable Designated Buyer and Parent, their Affiliates, successors and assigns and their respective representatives (collectively, "Buyer's Indemnitees") harmless from and against any and all losses that such Buyer's Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by such Seller in or pursuant to this Agreement if asserted by Buyer's Indemnitees during the period that such representations and warranties survive; (ii) any failure by such Seller to carry out perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by such Seller pursuant to this Agreement; (iii) claims by third parties against the Applicable Designated Buyer relating to the operation and ownership by such Seller of the Business Assets, the performance by such Seller under the Assumed Liabilities, or the conduct of the business of such Seller, in each case prior to the Closing Date, and the performance by Seller under the Excluded Liabilities and (iv) indebtedness, if any, of the Sellers which Applicable Designated Buyer pays to BLM pursuant to the letter from Designated Buyers to BLM attached hereto as
Schedule 9.2, and (v) indebtedness, if any, of the Sellers which Applicable Designated Buyer pays to the New Mexico State Land Office (the "State Land Office") for the royalties, if any, owed to the State Land Office on or prior to the Closing Date in connection with the Leases between a Seller and the State Land Office listed on Schedule 2.1(5) hereto. Notwithstanding the foregoing, Sellers shall not be required to indemnify Buyer's Indemnitees under this
Section 9.2 (other than under clauses (iv) and (v) above) unless and until the aggregate amount of such losses shall exceed $250,000 at which time Sellers will be obligated to indemnify Buyer's Indemnitees for all additional losses in excess of $250,000; provided, however, in no event shall Sellers be liable to Buyer's Indemnitees hereunder (including pursuant to (iv) above, but other than under clause (v) above) for an amount in excess of $5,000,000 (in the aggregate for both Sellers and for Buyer's Indemnitees of both Designated Buyers)."

         This Amendment may be signed in counterparts and by telecopied signature.


                                       Very truly yours,

                                       NEW MEXICO POTASH CORPORATION


                                       By:      John Lewandowski
                                          -----------------------------
                                                Title:  President


                                       EDDY POTASH, INC.

                                       By:      John Lewandowski
                                          -----------------------------
                                                Title:  President



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Confirmed and Agreed to as of the above date:

MISSISSIPPI CHEMICAL CORPORATION


By:    C. E. McCraw
   ----------------------------------
       Title:  Senior Vice President-Operations


MISSISSIPPI ACQUISITION I, INC.


By:    C. E. McCraw
   ----------------------------------
       Title:  Vice President


MISSISSIPPI ACQUISITION II, INC.


By:    C. E. McCraw
   ----------------------------------
       Title:  Vice President


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